Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Journal Communications, Inc. 2003 Equity Incentive Plan (f/k/a The Journal Company 2003 Equity Incentive Plan) of our report dated January 28, 2003, with respect to the 2002 consolidated financial statements and schedule of The Journal Company (f/k/a Journal Communications, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2002, and of our report on the balance sheet of Journal Communications, Inc. (f/k/a The Journal Company) dated July 9, 2003, included in the Registration Statement (Form S-1 No. 333-105210) and related Prospectus of Journal Communications, Inc. (f/k/a The Journal Company) for the registration of shares of its Class A Common Stock, both filed with the Securities and Exchange Commission.

                                     /s/ Ernst & Young LLP

Milwaukee, Wisconsin
October 21, 2003